EXHIBIT 10.67

Confidential

AIM ImmunoTech Inc.

Attn. Ms. Diane Young

2117 SW Highway 484

FL 34473 Ocala

Verenigde Staten van Amerika

February 9, 2026

Reference no. OF2026028 - AIM ImmunoTech Inc. - Proposal DPO-as-a-Service Addendum

Dear Ms. Young, dear Diane,

Thank you for your message and for confirming the temporary continuation of DPO services at a reduced scope and fee while the Phase 2 study remains on hold.

As discussed, please find attached a short addendum to the existing GDPR Compliance proposal. The addendum confirms the temporary limitation of the DPO services to Phase 1 related privacy matters and the corresponding 50% reduction of the monthly fee, for the duration that Phase 2 is suspended.

If everything is in order, please let us know and we will be happy to proceed accordingly. Should you have any questions or would like any adjustments, please do not hesitate to reach out.

Kind regards,

/s/ Jelmer Pieters

Jelmer Pieters

Managing Director

Addendum to Proposal GDPR Compliance - Reference no. OF2021006

This Addendum forms an integral part of the Proposal GDPR Compliance for AIM ImmunoTech Inc., reference number OF2021006, dated 12 January 2021, entered into between:

DPO Consultancy B.V.

and

AIM ImmunoTech Inc.

Together referred to as the Parties.

1. Background

AIM ImmunoTech Inc. has informed DPO Consultancy that the Phase 2 pancreatic cancer clinical study is currently on hold, and that no subjects have been enrolled in this study in either the United States or The Netherlands.

As a result, the Parties have agreed to temporarily adjust the scope and pricing of the DPO services, while maintaining oversight of privacy matters related to the earlier Phase 1 study.

2. Temporary Adjustment of Scope

With effect from the date of this Addendum, the scope of the DPO-as-a-Service is temporarily limited to:

-	Oversight and advisory services relating solely to Phase 1 clinical study privacy and data protection matters
-	Availability for questions, assessments, and guidance concerning Phase 1 personal data processing
-	No active DPO support for Phase 2 activities while the study remains on hold

All other DPO responsibilities outside the Phase 1 scope are suspended for the duration of this temporary arrangement.

3. Temporary Adjustment of Fees

For the duration of the Phase 2 study being on hold, the monthly fee for the DPO-as-a-Service shall be reduced by 50% of the agreed contractual monthly fee as set out in the original proposal.

3A. Pricing Overview

For clarity, the adjusted monthly fee during the suspension of the Phase 2 study is as follows:

Original monthly DPO fee: € 1,006.33

Temporary reduction (50%): € 503.17

Adjusted monthly fee payable: € 503.17

All amounts are exclusive of VAT and subject to the invoicing terms as set out in the original agreement.

4. Duration and Review

This Addendum applies as long as the Phase 2 study remains on hold.

Upon restart of the Phase 2 study, or upon written notification by AIM ImmunoTech Inc. that Phase 2 activities will resume, the Parties shall review and, where appropriate, reinstate the original scope and pricing of the DPO services.

5. Continued Validity of the Agreement

Except as expressly amended by this Addendum, all terms and conditions of the original Proposal GDPR Compliance (Reference no. OF2021006) remain unchanged and in full force and effect.

What will we expect from you?

Successful implementation requires mutual dedication. The necessary preconditions are the following:

●	Full commitment and mandate of AIM ImmunoTech Inc. management team;
●	1 central point of contact within AIM ImmunoTech Inc.;
●	Insight into the division of roles with regards to privacy and data protection within AIM ImmunoTech Inc.;
●	Access to applicable privacy and data protection policies and procedures (if available);
●	Access to relevant systems design documents, operational procedures and processes, including current agreements with (Cloud) suppliers that process personal data.

Validity period of proposal

This proposal is valid until 30 days after the abovementioned date. If accepted, we would like to receive one signed copy of this agreement in return.

The proposal is subject to the DPO Consultancy general terms and conditions, which you will find in the appendix and will be accepted by you upon signature. In case of any inconsistencies between these General Conditions, the content of this proposal will prevail.

Signature:

For approval AIM ImmunoTech Inc.:		For approval DPO Consultancy:

Date:	February 11, 2026	Date:	February 9, 2026
Name:	Peter W. Rodino	Name:	Jelmer Pieters
Position:	COO	Position:	Managing Director
Signature:	/s/ Peter W. Rodino	Signature:	/s/ Jelmer Pieters

General Conditions DPO Consultancy, established in ‘s-Hertogenbosch

Article 1	DPO Consultancy B.V.

DPO Consultancy B.V. (“DPOC”) is a private limited liability company founded under Netherlands legislation that is active in the field, amongst others, of the implementation of GDPR and the provision of products/services to let organizations operate in compliance within the framework of this regulation. The corporation is established in ‘s-Hertogenbosch.

Article 2	Application General Conditions

1. These General Conditions are applicable to all assignments granted to DPOC, including any follow-up, modified, or additional assignment.

2. These General Conditions are not only effective vis-a-vis DPOC, but also apply for the benefit of the administrators of DPOC, its employees, as well as for the benefit of all other (auxiliary) persons involved in the implementation of the assignment and/or those who may be subject to any liability in connection therewith.

Article 3	Liability

1. Any liability of DPOC is limited to the amount that is disbursed in the relevant case by its liability insurer. Liability is limited in all cases to direct damage. Liability for indirect damage is excluded under all circumstances. By indirect damage is intended, among other things, consequential damage, loss or profit, missed savings, reduced goodwill, damage due to operational stagnation, damage as a result of third-party claims against client, as well as damage as a result of levies or fines imposed by third parties, all in the widest possible sense of the term.

2. If for whatever reason no disbursement were to be carried out by the insurer referred to in the section above, any liability is limited to an amount of € 5,000, or, if the fee billed in total by DPOC in the year preceding the liability claim to the client is higher than € 5,000, to that amount, such however with a maximum of € 10,000.

3. The exclusions and limitations included in the preceding sections come to lapse if and to the extent the damage is the result of the willful intent or deliberate recklessness of the management of DPOC.

4. A claim for the compensation of damage lapses in any case if DPOC is not informed of the claim in writing within one year following the discovery of an event or circumstance that provides or may provide grounds for liability.

5. DPOC is not bound to compensate any damage as long as the client is negligent with compliance with any obligation toward DPOC.

Article 4	Services and payment

1. Unless established otherwise, the fee falling to DPOC will be calculated on the basis of the number of hours worked multiplied by the hourly rate to be determined by DPOC. All amounts are in euros and exclusive of VAT. Unless established otherwise or specified differently below, a payment term applies of 14 days following invoice date.

2. It is permitted to the customer of DPOC to intermediately terminate a contract regarding the services mentioned in this article that is adopted for a fixed term. In that case, the customer, however, remains obligated to settle the full amounts established on the basis of the entire contract period, all matters within the same terms as established in the contract.

Consultancy

3. For consultancy activities it applies that the activities in principle are billed to the client monthly, to be calculated from the date of the bill.

Training

4. For training procured by DPOC it applies that the entire sum must be paid before the start of the last day of training.

E-Learning

5. For the purchase of E-Learning services, invoicing is done per E-Learning user per year. This amount must be paid in full beforehand. The user may exclusively deploy the service for own use and it is not permitted to the user to share this service with third parties.

Data Protection Representative

6. For activities such as Data Protection Representative invoicing by DPOC will be done annually. Payment of the entire amount must occur prior to the start of the activities.

Assessments and audits

7. For the conducting of assessments and audits, DPOC will invoice half of the fee before the start of the activities. After delivery of the activities, DPOC will invoice the remaining half.

DPO-as-a-Service

8. For the service DPO-as-a-Service, a standard contract term applies of 36 months after which the contract will be tacitly extended each time by a duration of one year, unless the contract will be cancelled no later than 2 months before the end of the duration effective at that time of the contract in writing. In case of DPO-as-a-Service, invoicing is done monthly in advance. Any possible additional work is invoiced on the basis of post-calculation.

Other provisions services and payment

9. DPOC is authorized at all times to demand the settlement in advance of a down payment in connection with the activities to be conducted by them.

10. The expenses paid by DPOC for the benefit of the client will be billed separately.

11. A duration for an unlimited time applies in case of any form of a service as a subscription. In such case, the contract can be cancelled with due regard for a notice period of 4 months. For the service DPO-as-a-Service the notice period applies as described under point 8 of this article.

12. DPOC has the right to annually index its rates for all its services and activities with an increase of at least 3%. If the annual CBS-index indicates a higher rate than 3%, such percentage is applied.

13. DPOC will exert itself to the best of its abilities to carry out its tasks in accordance with the arrangements made.

Article 5	Miscellaneous

1. DPOC exclusively carries out assignments for the benefit of client. Third parties cannot derive any rights from an assignment, from the content of conducted activities, and from the manner in which the assignment has been implemented or not. Otherwise than with the express prior written consent of DPOC it is not permitted to transfer the rights from an assignment, under any title whatsoever, to third parties.

2. The applicability of purchasing or other conditions of customer is expressly rejected.

3. Additions and derogations to these General Conditions only apply if they have been established in writing between parties.

4. Were a provision in these General Conditions to be void or annulled then all other provisions remain effective. In that case, parties enter into consultations to establish new provisions that are in line as much as possible with the void or annulled provisions.

5. To the agreements concluded between DPOC and its client and to any possible further agreements concluded for the implementation of those agreements, Netherlands legislation is exclusively applicable.

6. Any possible disputes arisen between client and DPOC will exclusively be submitted for settlement to the competent court of law of the district of Oost-Brabant.